Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 5, 2016, to the Board of Directors of Spectra Energy Corp (“Spectra Energy”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Spectra Energy’s Financial Advisors — Opinion of Citigroup Global Markets Inc.,” “THE MERGER PROPOSAL — Background of the Merger,” “THE MERGER PROPOSAL — Spectra Energy’s Reasons for the Merger; Recommendation of the Spectra Energy Board of Directors” and “THE MERGER PROPOSAL — Opinion of Spectra Energy’s Financial Advisors — Opinion of Citigroup Global Markets Inc.” in, the proxy statement/prospectus relating to the proposed merger involving Spectra Energy and Enbridge Inc. (“Enbridge”), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Enbridge (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

September 23, 2016